Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

NYSE: MM

AT METAL MANAGEMENT:

Robert C. Larry
Chief Financial Officer
(312) 645-0700

FOR IMMEDIATE RELEASE
February 16, 2007

METAL MANAGEMENT, INC. DECLARES QUARTERLY DIVIDEND TO STOCKHOLDERS

CHICAGO, IL – February 16, 2007 – Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced that its Board of Directors has declared a quarterly dividend of 7.5 cents per share of common stock. The record date established by the Board is March 6, 2007, and the payment date is March 19, 2007.

About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

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